PROSPECTUS SUPPLEMENT                             This filing is made pursuant
(TO PROSPECTUS DATED APRIL 11, 1997)              to Rule 424(b)(2) under
                                                  the Securities Act of
                                                  1933 in connection with
                                                  Registration No. 333-23611
                                     [LOGO]

                          PACIFIC GULF PROPERTIES INC.
                                1,411,765 SHARES
             CLASS B SENIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK
                   (LIQUIDATION PREFERENCE $21.25 PER SHARE)

                            ------------------------

    Dividends on the shares of the Class B Senior Cumulative Convertible Preferred Stock ("Class B Preferred Stock") of Pacific Gulf Properties Inc., a Maryland corporation (the "Company"), offered hereby (the "Offering") will be cumulative from the date of original issuance and will be payable (if declared) quarterly in arrears on the 15th of February, May, August and November of each year in respect of the prior quarter in an amount of (i) $0.425 per share of Class B Preferred Stock per quarter for any quarter that ends on or prior to December 31, 1997 and (ii) for any subsequent fiscal quarter the greater of (x) $0.425 per share of Class B Preferred Stock and (y) the product of 1.04 multiplied by the per share quarterly dividend paid with respect to such quarter in respect of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Class B Preferred Stock will have a liquidation value of $21.25 per share, plus any accumulated, accrued and unpaid dividends. See "Description of Class B Preferred Stock -- Dividends."

    Shares of Class B Preferred Stock are convertible at any time, unless previously redeemed, at the option of the holders thereof into the number of shares of Common Stock obtained by dividing the number of shares of Class B Preferred Stock being converted by the conversion ratio. The conversion ratio shall initially be equal to one, subject to adjustment in certain circumstances (the "Conversion Ratio"). See "Description of Class B Preferred
Stock -- Conversion Rights."

    The Class B Preferred Stock will not be redeemable by the Company prior to April 1, 2002. On and after such date, the Class B Preferred Stock will be redeemable by the Company, in whole or in part, at the option of the Company at a price per share equal to $21.25 per share plus accrued and unpaid dividends (whether or not declared and accrued through the date of payment for redemption or the date payment is made available for payment to the holder thereof) plus a premium equal to a percentage of $21.25 initially equal to 6.0% (if redemption occurs between April 1, 2002 and December 31, 2002) and decreasing one percent per annum thereafter to 0% (if redemption occurs after December 31, 2009). The Company has contractually agreed with the Purchaser (as defined below) that if it redeems any shares of Class B Preferred Stock held by the Purchaser, it will redeem all shares of Class B Preferred Stock then held by the Purchaser. See "Description of Class B Preferred Stock -- Redemption."

    Except as limited by law, the holder of the Class B Preferred Stock shall be entitled to vote or consent on all matters submitted to the holders of Common Stock together with the holders of Common Stock voting as a single class. The holders of the Class B Preferred Stock will, upon certain conditions, be entitled to elect one or more directors to the Company's Board of Directors; these rights, however, are subject to certain significant restrictions described more fully herein. See "Description of Class B Preferred Stock -- Voting Rights."

    In order to maintain the Company's qualification as a REIT, ownership by any person of the Common Stock or the Class B Preferred Stock is limited to 9.8% in value of the outstanding capital stock of the Company. The Company has granted the Purchaser (as defined below) and certain transferees a waiver of such limit in connection with the purchase of the shares of Class B Preferred Stock offered hereby and the shares of Common Stock issuable upon conversion of such shares of Class B Preferred Stock, subject to the Company's right of first refusal. See "Related Agreements -- Limited Waiver of Ownership Limit."

    The Class B Preferred Stock offered hereby will be sold to Five Arrows Realty Securities L.L.C., a limited liability company organized under the laws of the State of Delaware (the "Purchaser"), pursuant to that certain Investment Agreement, dated as of May 27, 1997, for an aggregate purchase price of $30,000,000, or $21.25 per share. See "Plan of Distribution."

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN THE CLASS B PREFERRED STOCK.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

             The date of this Prospectus Supplement is May 27, 1997

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                       PAGE
                                                                                       -----
Prospectus Supplement Summary..........................................................   S-3
Use of Proceeds........................................................................   S-5
Description of Class B Preferred Stock.................................................   S-5
Ratio of Earnings to Fixed Charges.....................................................  S-14
Related Agreements.....................................................................  S-14
Plan of Distribution...................................................................  S-15
Legal Matters..........................................................................  S-16

                                   PROSPECTUS
Available Information..................................................................     2
Incorporation of Certain Documents by Reference........................................     3
The Company............................................................................     4
Use of Proceeds........................................................................     4
Ratio of Earnings to Fixed Charges.....................................................     5
Selling Stockholder....................................................................     5
Plan of Distribution...................................................................     5
Risk Factors...........................................................................     7
Description of Common Stock............................................................    11
Description of Preferred Stock.........................................................    12
Restrictions on Transfer of Capital Stock..............................................    16
Certain Provisions of Maryland Law and of the
  Company's Articles of Incorporation and Bylaws.......................................    17
Federal Income Tax Considerations......................................................    21
Legal Matters..........................................................................    21
Experts................................................................................    21

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference. Capitalized terms used but not otherwise defined in this Prospectus Supplement Summary have the meanings set forth elsewhere in the Prospectus Supplement or the accompanying Prospectus.

                                  THE OFFERING

ISSUER.....................  Pacific Gulf Properties Inc. (the "Company")

PURCHASER..................  Five Arrows Realty Securities L.L.C. (the
                             "Purchaser")

SECURITIES OFFERED.........  1,411,765 shares of Class B Cumulative Convertible
                             Preferred Stock (the "Class B Preferred Stock")

PURCHASE PRICE.............  $30,000,000 ($21.25 per share)

DIVIDENDS..................  Cumulative from the date of original issuance and payable (if declared) quarterly in arrears on the 15th of February, May, August and November of each year in respect of the prior quarter in an amount of (i) $0.425 per share of Class B Preferred Stock per quarter for any quarter that ends on or prior to December 31, 1997 and (ii) for any subsequent fiscal quarter the greater of (x) $0.425 per share of Class B Preferred Stock and (y) the product of
                             1.04 multiplied by the per share quarterly dividend paid with respect to such quarter in respect of the Common Stock. If any dividends are paid on either the Class A Preferred Stock or the Class B Preferred Stock, no less than the full dividend on both the Class A Preferred Stock and the Class B Preferred Stock may be paid.

CONVERSION RIGHTS..........  Shares of Class B Preferred Stock are convertible at any time, unless previously redeemed, at the option of the holders thereof into the number of shares of Common Stock obtained by dividing the number of shares of Class B Preferred Stock being converted by the conversion ratio. The conversion ratio shall initially be equal to one, subject to adjustment in certain circumstances (the "Conversion Ratio").

LIQUIDATION PREFERENCE.....  $21.25 per share, plus an amount equal to any accumulated, accrued and unpaid dividends.

REDEMPTION AT OPTION OF THE
  COMPANY..................  The Class B Preferred Stock will not be redeemable by the Company prior to April 1, 2002. On and after such date, the Class B Preferred Stock will be redeemable by the Company, in whole or in part, at the option of the Company at a price per share equal to $21.25 per share plus accrued and unpaid dividends (whether or not declared and accrued through the date of payment for redemption or the date payment is made available for payment to the holder thereof) plus a premium equal to a percentage of $21.25 initially equal to 6.0% (if redemption occurs between April 1, 2002 and December 31, 2002) and decreasing one percent per annum thereafter to 0% (if redemption occurs after December 31, 2009). The Company has contractually agreed with the Purchaser (as defined below) that if it redeems any shares of Class B Preferred Stock held by the Purchaser, it will redeem all shares of Class B Preferred Stock then held by the Purchaser.

VOTING RIGHTS..............  Except as limited by law, the holders of the Class
                             B Preferred Stock shall be entitled to vote or consent on all matters submitted to the holders of Common Stock together with the holders of Common Stock voting as a single class. Additionally, except as set forth below under "Restrictions on Voting Rights," until the Purchaser (as defined below) or certain related entities cease to own either (i) all of the outstanding shares of Class B Preferred Stock or (ii) an amount of voting securities of the Company which, if converted into Common Stock, would exceed 10% of the outstanding Common Stock on a fully diluted basis the holders of the Class B Preferred Stock will have the right, voting as a separate class, to elect one director to the Company's Board of Directors. Furthermore, and also except as set forth below, the holders of the Class B Preferred Stock shall have, under certain circumstances, the right to elect additional directors upon the occurrence of certain events. Under no circumstances will the holder(s) of the Class B Preferred Stock have the right to appoint more than two directors. Except as set forth below, if dividends on the Class B Preferred Stock are in arrears for three quarterly dividend periods, holders of the Class B Preferred Stock will have the right to elect two additional directors to serve on the Company's Board of Directors until such dividend arrearage is eliminated.
RESTRICTIONS ON VOTING
  RIGHTS...................  Notwithstanding the foregoing, the above-described rights to elect directors will not apply (i) for as long as all of the outstanding Class B Preferred Stock and all of the outstanding shares of the Company's Class A Cumulative Convertible Preferred Stock (the "Class A Preferred Stock") are held by the same beneficial owner and (ii) if all outstanding shares of the Class A Preferred Stock and the Class B Preferred Stock are not voted in favor of a proposal to, in effect, combine the Class A Preferred Stock and the Class B Preferred Stock into one class of Preferred Stock of the Company having a blended liquidation rate and other items provided for in the Articles Supplementary with respect to the Class A Preferred Stock (the "Class A Articles Supplementary"). In addition, prior to June 30, 1998, the holders of the Class B Preferred Stock will not be entitled to elect directors pursuant to the above provisions if the holders of the Class A Preferred Stock shall have elected directors pursuant to corresponding provisions in the Class A Articles Supplementary.

RANKING....................  The Class B Preferred Stock will rank senior to the
                             Common Stock and to all Preferred Stock that is expressly stated to be junior to the Class B Preferred Stock with respect to the payment of dividends or amounts upon the liquidation, dissolution or winding up of the Company and, as to dividends and upon liquidation, dissolution and winding up, ranks equal to and on a parity with the Class A Preferred Stock. While any shares of Class B Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to or pari passu with the Class B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of Class B Preferred Stock, voting as a single class.

REGISTRATION...............  The shares of Class B Preferred Stock are registered under the Securities Act of 1933, as amended. The Class B Preferred Stock and the shares of Common Stock issuable upon conversion thereof are subject to certain registration rights.

NYSE LISTING...............  The shares of Class B Preferred Stock will not be listed on the NYSE; however, the shares of Common Stock issuable upon conversion of the Class B Preferred Stock will be listed on the NYSE under the symbol "PAG."

     For a more complete description of the terms of the Class B Preferred Stock, see "Description of Class B Preferred Stock" below.

                                USE OF PROCEEDS

     The Company will use the net proceeds of this Offering, estimated to be approximately $30,000,000 million, to repay certain outstanding indebtedness under the Company's line of credit and for working capital purposes, including possible future acquisitions. Pending such uses, which the Company anticipates will occur concurrently with or shortly following the consummation of each closing related to the Offering, the Company may invest such net proceeds in short-term income producing investments such as investment grade commercial paper, government securities or money market funds that invest in government securities.

     As of March 31, 1997, the weighted average interest rate on the Company's revolving line of credit, which is expected to be repaid with the net proceeds of this Offering, was a variable rate equal to LIBOR plus 1.75% and the maturity date of such indebtedness was July 1, 1998.

                     DESCRIPTION OF CLASS B PREFERRED STOCK

     The summary of certain terms and provisions of the Class B Preferred Stock contained in this Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company's Charter, Bylaws and Articles Supplementary to the Charter setting forth the particular terms of the Class B Preferred Stock ("Class B Amendment").

     The Charter authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). On December 31, 1996, the Company entered into an agreement with the Purchaser pursuant to which the Company agreed to sell and the Purchaser agreed to buy, 1,351,351 shares of the Company's Class A Senior Cumulative Convertible Preferred Stock (the "Class A Preferred Stock"). Pursuant to such agreement, the Company issued 270,270 shares of Class A Preferred Stock to the Purchaser on April 3, 1997. No series of Preferred Stock other than the Class A Preferred Stock or the Class B Preferred Stock have been authorized or issued. The Class B Preferred Stock may be issued from time to time in one or more series, without shareholder approval, with such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be established by the Board of Directors. Thus, without shareholder approval, the Company could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Stock and Class B Preferred Stock.

GENERAL

     On May 7, 1997, the Board of Directors authorized the Company to classify and issue the Class B Preferred Stock as part of the 5,000,000 shares of the Company's authorized Preferred Stock.

     When issued, the Class B Preferred Stock will be validly issued, fully paid and nonassessable. The Class B Preferred Stock will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Class B Preferred Stock. Unless converted or redeemed by the Company, the Class B Preferred Stock will have a perpetual term, with no maturity.

RANKING

     The Class B Preferred Stock will rank senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company and, as to dividends and upon liquidation, dissolution and winding up, ranks equal to and on a parity with the Class A Preferred Stock.

     While any shares of Class B Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior or pari passu to the Class B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of Class B Preferred Stock, voting as a single class. However, the Company may create additional classes of stock, increase the authorized number of shares of Preferred Stock or issue a different series of Preferred Stock ranking junior to the Class B Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up without the consent of any holder of Class B Preferred Stock. See "-- Voting Rights" below. No dividends shall be set apart for or paid upon the Common Stock or any other shares of stock ranking junior to the Class B Preferred Stock unless all such cumulative dividends on the Class B Preferred Stock have been paid. If any dividends are paid on either Class A Preferred Stock or Class B Preferred Stock, no less than the full dividend on both Class A Preferred Stock and Class B Preferred Stock may be paid.

DIVIDENDS

     Dividend Rate. Holders of shares of Class B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cash dividends payable in an amount per share equal to (i) $0.425 per share of Class B Preferred Stock per quarter for any quarter that ends on or prior to December 31, 1997 and (ii) for any subsequent fiscal quarter the greater of (x) $0.425 per share of Class B Preferred Stock and (y) the product of 1.04 multiplied by the per share quarterly dividend paid with respect to such quarter in respect of the Company's Common Stock.

     Cumulative Dividends. Dividends on the Class B Preferred Stock will be cumulative and payable (if declared) quarterly in arrears on the 15th of February, May, August and November of each year in respect of the prior quarter. Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not exceeding 30 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company. Dividends will accrue and be cumulative from the date of original issuance of the Class B Preferred Stock.

     Interest on Unpaid Dividends. Accumulations of unpaid dividends on shares of Class B Preferred Stock will bear interest at a rate of (i) 2% per fiscal quarter for any quarter which ends on or prior to December 31, 1997 and (ii) for any subsequent fiscal quarter the greater of (x) 2% per quarter and (y) 104% of the per share quarterly dividend paid with respect to such quarter in respect of the Common Stock, divided by $21.25, per quarter until such amount has been paid. No dividends shall be set apart for or paid upon the Common Stock or any other shares of stock ranking junior to the Class B Preferred Stock unless all such cumulative dividends on the Class B Preferred Stock have been paid.

     Prohibitions on Dividends, Distributions and Repurchases. Unless the dividends (including accrued and unpaid dividends in arrears whether or not declared) which pursuant to their terms should have been paid, have been paid in full or declared and set apart for payment in full on the Class B Preferred Stock, the Company will not pay dividends on, make any other distributions on, or redeem or repurchase or otherwise acquire for consideration any capital stock of the Company (without regard to rank, either as to dividends or upon liquidation, dissolution or winding up).

REDEMPTION

     General. The Class B Preferred Stock will not be redeemable by the Company prior to April 1, 2002. On and after such date, the Class B Preferred Stock will be redeemable by the Company, in whole or in part, at the option of the Company. The Company has contractually agreed with the Purchaser that if it redeems any shares of Class B Preferred Stock held by the Purchaser, it will redeem all shares of Class B Preferred Stock then held by the Purchaser.

     Notice of Redemption. The Company may exercise its option to redeem the Class B Preferred Stock only by mailing a written notice of election to the holders of shares of Class B Preferred Stock at least 30 days prior to the date specified therein for the redemption of the Class B Preferred Stock.

Such notice shall state, at a minimum, the amount of shares of Class B Preferred Stock to be redeemed, the date on which such redemption shall occur and the last date on which such holder can exercise the conversion rights (described under "-- Conversion Rights" below). If fewer than all of the shares of Class B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata.

     Redemption Price. Upon the thirtieth day following the mailing of the redemption notice described above, the Company shall purchase from each holder such shares of Class B Preferred Stock specified in the redemption notice, at a price per share equal to $21.25 per share plus accrued and unpaid dividends (whether or not declared and accrued through the date of payment for redemption or the date payment is made available for payment to the holder thereof) plus a premium equal to a percentage of $21.25 initially equal to 6.0% (if redemption occurs between April 1, 2002 and December 31, 2002) and decreasing one percent per annum thereafter to 0% (if redemption occurs after December 31, 2009).

LIQUIDATION PREFERENCE

     Liquidation Payment. The holders of shares of Class B Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment to the holders of shares of capital stock of the Company ranking junior to the Class B Preferred Stock, $21.25 per share of Class B Preferred Stock plus an amount per share of Class B Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders ("Liquidation Preference"), and no more, provided that if such liquidation, dissolution or winding up of the Company occurs in connection with or subsequent to a Change in Control (as defined below), then the holders of the Class B Preferred Stock shall be entitled to be paid the Put Payment (as defined below under "-- Change in Control and Put Option"). The Class B Preferred Stock, as to liquidation, dissolution and winding up, ranks equal to and on a parity with the Class A Preferred Stock.

     Pro Rata Payments. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the shares of Class B Preferred Stock are insufficient to pay in full the sums which such holders are entitled to receive in such case, then such assets will be distributed among the holders of shares of Class B Preferred Stock, ratably, in accordance with the respective amounts which would be payable on such shares of Class B Preferred Stock and Class B Preferred Stock if all amounts payable thereon were to be paid in full.

VOTING RIGHTS

     General. Except as limited by law, the holder of the Class B Preferred Stock shall be entitled to vote or consent on all matters submitted to the holders of Common Stock together with the holders of Common Stock voting as a single class. Each share of Class B Preferred Stock will entitle the holder thereof to one vote for each share of Common Stock into which such share of Class B Preferred Stock is convertible as of the record date for such vote or consent, or if no record date is specified, as of the date of such vote or consent.

     Class B Director. Except as set forth below, in addition to the other voting rights described herein, until the Purchaser, Rothschild Realty Inc. or the 99% member of the Purchaser ceases to own either (i) all of the outstanding shares of Class B Preferred Stock or (ii) an amount of voting securities of the Company which, if converted into Common Stock, would exceed 10% of the outstanding Common Stock on a fully diluted basis (the minimum criteria set forth in clauses (i) and (ii) above are referred to herein as the "Minimum Threshold"), the number of directors constituting the Board of Directors of the Company will be increased by one and the holders of the Class B Preferred Stock will have the right, voting as a separate class, to elect one director to the

Company's Board of Directors. Such director's position shall remain available until the Minimum Threshold is no longer satisfied.

     Additional Class B Directors. In addition to the foregoing and also except as set forth below, upon the first to occur of (A) the Company's failure to pay the Regular Quarterly Dividend (as defined below) on the Common Stock for any quarter in an amount of at least $.40 per share (as may be adjusted under certain circumstances), (B) the Company's financial results reflecting that the ratio of its earnings before interest, taxes, depreciation and amortization (as further described in the Class B Amendment, "EBITDA"), EBITDA to its reported interest expense for each of three consecutive fiscal quarters was less than
1.25 to 1.00, or (C) the Company's failure to pay in full the quarterly dividend payable on the Class B Preferred Stock (whether or not declared) (a "Dividend Payment Default"), the Board of Directors of the Company shall automatically be increased by an additional one member, which member shall be elected by the holders of the shares of Class B Preferred Stock voting as a single class. Such additional position on the Board shall remain available until the first to occur of the following: (i) the Minimum Threshold fails to be satisfied and (ii) the date upon which each of the following three conditions are satisfied (X) the Regular Quarterly Dividend paid in the immediately preceding quarter on the Common Stock shall be greater than $.40 per share (as may be adjusted under certain circumstances), (Y) the Company reports for the prior three consecutive fiscal quarters that the ratio of its EBITDA to its reported interest expense for each such quarter was greater than 1.25 to 1.00, and (Z) all accrued and unpaid dividends on the Class B Preferred Stock, whether or not declared, shall have been paid or made available for payment. The term "Regular Quarterly Dividend" means any cash dividend(s) paid in any calendar year that do not in the aggregate exceed the Company's reported Funds From Operations (as defined by NAREIT prior to 1996) for the quarter relating to such dividend.

     Except as set forth below, at any time after the Minimum Threshold ceases to be satisfied and a Dividend Payment Default occurs for three consecutive fiscal quarters, the number of directors constituting the Board shall be automatically increased by a maximum of two members, which members shall be elected by the holders of the shares of Class B Preferred Stock voting as a single class. The position on the Board created thereby shall continue to be available until the earlier to occur of such time as (i) there are no shares of Class B Preferred Stock outstanding and (ii) all dividends on the Class B Preferred Stock, including accrued and unpaid dividends, whether or not declared, shall have been paid or made available for payment.

     Maximum of Two Preferred Directors. The members of the Board of Directors elected by the holders of the Class B Preferred Stock voting as a separate class as described above are referred to herein as "Preferred Directors." At no time shall there be more than two Preferred Directors on the Board of Directors.

     Restrictions on Voting Rights. Notwithstanding the foregoing, the above-described rights to elect directors will not apply (i) for as long as all of the outstanding Class B Preferred Stock and all of the outstanding shares of the Class A Preferred Stock are held by the same beneficial owner and (ii) if all outstanding shares of the Class A Preferred Stock and the Class B Preferred Stock are not voted in favor of a proposal to in effect, combine the Class A Preferred Stock and the Class B Preferred Stock into one class of Preferred Stock of the Company having a blended liquidation rate and other items provided for in the Class A Articles Supplementary. In addition, prior to June 30, 1998, the holders of the Class B Preferred Stock will not be entitled to elect directors pursuant to the above provisions if the holders of the Class A Preferred Stock shall have elected directors pursuant to corresponding provisions in the Class A Articles Supplementary.

     Restrictions on the Company. So long as shares of Class B Preferred Stock are outstanding, without the consent of the holders of at least a majority of the outstanding Class B Preferred Stock voting separately as a class, the Company may not (i) amend or alter the Class B Amendment, (ii) amend or alter the Company's Charter which would adversely affect the rights of the holders of Class B Preferred Stock as such, (iii) amend, alter or repeal any provision of the Charter which would increase in any respect the restrictions or limitations on ownership applicable to the Class B Preferred Stock, (iv) amend, alter or repeal the Charter or Bylaws of the Company to limit the right of indemnification provided to any Preferred Director, (v) issue additional shares of Class B Preferred Stock or of Preferred Stock (or a series of Preferred Stock that would vote as a class with the shares of Class B Preferred Stock with respect to the election of any Preferred Director) or shares of stock ranking senior or equal to the Class B Preferred Stock, (vi) amend, alter or repeal any provision of the Charter or Bylaws to increase the number of directors on the Board above 10 (not including any Preferred Directors).

CONVERSION RIGHTS

     Shares of Class B Preferred Stock will be convertible, in whole or in part, at any time, at the option of the holders thereof, into the number of shares of Common Stock obtained by dividing the number of shares of Class B Preferred Stock being converted by the Conversion Ratio (as defined below and as in effect at such time) by surrendering such shares of Class B Preferred Stock to be converted. The "Conversion Ratio" with respect to any shares of Class B Preferred Stock will initially be equal to one, subject to adjustment as described below ("-- Conversion Ratio Adjustments"). The right to convert shares of Class B Preferred Stock called for redemption will terminate at the close of business on such redemption date. For information as to notices of redemption see "-- Redemption" above.

     Conversion of shares of Class B Preferred Stock, or a specified portion thereof, may be effected by delivering a certificate or certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificate or certificates to the Company or in blank, together with an amount sufficient to pay any transfer or similar tax (or satisfactory evidence that such taxes have been paid) to the Company for that purpose. Initially, the Company will serve as transfer agent and registrar of the Class B Preferred Stock.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Class B Preferred Stock shall have been surrendered and notice shall have been received by the Company as aforesaid, and the conversion shall be at the Conversion Ratio in effect at such time and on such date.

     Fractional shares of Common Stock are not to be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the conversion date.

CONVERSION RATIO ADJUSTMENTS

     The Conversion Ratio is subject to adjustment upon certain events, including the following:

     Dividends, Subdivisions, Combinations, Reclassifications. If the Company shall, while any shares of Class B Preferred Stock are outstanding, (A) pay a dividend or make a distribution with respect to its capital stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Ratio in effect at the opening of business on the day next following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any shares of Class B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Class B Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification.

     Issuance of Rights, Options or Warrants to Purchase Common Stock. If the Company shall, while any shares of Class B Preferred Stock are outstanding, issue rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the current market price per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Ratio in effect at the opening of business on the day next following such record date shall be adjusted to equal the ratio determined by multiplying (I) the Conversion Ratio in effect immediately prior to the opening of business on the day next following the date fixed for such determination by
(II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Company from the exercise of such rights or warrants for Common Stock would purchase at such current market price, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants.

     Issuance of Rights, Options or Warrants to Purchase Securities Other Than Common Stock. If the Company shall distribute to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidence of its indebtedness or assets (excluding Regular Quarterly Dividends) or rights or warrants to subscribe for or purchase any of its securities (any of the foregoing being hereinafter called the "Securities"), then in each such case each holder of shares of Class B Preferred Stock shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of such Securities that it would have owned or been entitled to receive had such shares of Class B Preferred Stock been converted immediately prior to such distribution or related record date, as the case may be.

     Distribution of Cash. In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding Regular Quarterly Dividends), each holder of shares of Class B Preferred Stock shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of any such distribution that it would have owned or been entitled to receive had such shares of Class B Preferred Stock been converted immediately prior to such distribution or related record date, as the case may be.

     Certain Significant Transactions. If the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all shares of Common Stock, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock and excluding any transaction as to which the other provisions of the Class B Amendment apply) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Class B Preferred Stock that is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Class B Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person or (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Company held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Nonelecting Share"), then for the purpose of this provision the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with this provision, and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the shares of Class B Preferred Stock that will contain provisions enabling the holders of the shares of Class B Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Ratio in effect immediately prior to such Transaction.

     Other Actions. If the Company shall take any action affecting the Common Stock, other than the actions described above, that would materially adversely affect the conversion rights of the holders of the shares of Class B Preferred Stock or the value of such conversion rights, the Conversion Ratio for the shares of Class B Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

OTHER CONVERSION PROVISIONS

     Cumulative Adjustments. No adjustment in the Conversion Ratio shall be required unless such adjustment would require a cumulative increase or decrease of at least 1%; provided, however, that any adjustments that by reason of this provision are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. If any action or transaction would require adjustment of the Conversion Ratio pursuant to more than one provision of the Class B Amendment, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

     Exempted Transactions. The Company shall not be required to make any adjustment of the Conversion Ratio for (x) the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under such plan, (y) the issuance of contingent rights issued pursuant to a stockholders' rights plan adopted by the Company pursuant to which the acquisition by any third party of a specified percentage of Common Stock triggers the exercisability of such rights to purchase Common Stock, for so long as no event has occurred triggering such rights to exercise, and (z) the issuance of Common Stock or options to purchase Common Stock pursuant to an employee benefit plan.

     Reduction In Conversion Ratio. The Company shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Ratio, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Company to its shareholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

     Notice of Adjustment in Conversion Ratio. Whenever the Conversion Ratio is adjusted as herein provided, the Company shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Ratio to the holders of the shares of Class B Preferred Stock at such holders' last address as shown on the stock records of the Company.

     Notice of Certain Events. If:

          (i) the Company shall declare a dividend (or any other distribution) on the Common Stock (other than the Regular Quarterly Dividend); or

          (ii) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

          (iii) there shall be any reclassification of the Common Stock (other than any event to which other provision of the Class B Amendment applies) or any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or a statutory share exchange, or self tender offer by the Company for all or substantially all of its outstanding shares of Common Stock or the sale or transfer of all or substantially all of the assets of the Company as an entity; or

          (iv) there shall occur the involuntary or voluntary liquidation, dissolution or winding up of the Company,

then the Company shall cause to be mailed to the holders of shares of Class B Preferred Stock, at the address as shown on the stock records of the Company, as promptly as possible, but at least 15 business days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up.

     Reservation, Validity, Listing and Securities Law Compliance With Respect to Shares of Common Stock; Transfer Taxes. The Company will reserve and keep available form its authorized capital stock a sufficient number of shares of Common Stock as may be required to effect conversion of the Class Preferred Stock. Any shares of Common Stock issued upon the conversion of the Shares of Class B Preferred Stock shall be validly issued, fully paid and non-assessable. The Company will endeavor (i) to list the shares of Common Stock required to be delivered upon conversion of the Class B Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery and (ii) to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof, by any governmental authority. The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Class B Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of Class B Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

CHANGE OF CONTROL AND PUT OPTION

     If a Change in Control or Put Event (each, as defined below) occurs as a result of the voluntary (and not legally compelled) act, omission or participation of the Company, which act, omission, or participation the Company had the discretion under existing laws and regulations to refrain from, then each holder of shares of Class B Preferred Stock will have the right to require the Company to redeem such holder's shares of Class B Preferred Stock at a redemption price payable in cash in an amount equal to 102% of the Liquidation Value thereof, plus accrued and unpaid dividends whether or not declared, if any, to the date of purchase or the date that payment is made available. If a Change of Control or Put Event occurs that is not the result of such voluntary act, omission or participation of the Company, the Company may elect not to make the foregoing put payment in which event the Conversion Ratio shall be revised to the greater of (i) 75% of the then current Conversion Ratio so that each share of Class B Preferred Stock will be convertible into 133% of the number of shares of Common Stock into which it would otherwise have been convertible and (ii) a fraction, the numerator of which is 75% of the then current market price and the denominator of which is $21.25.

     The following terms, as used herein, have the following meanings:

          "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the aggregate outstanding voting power of capital stock of the Company;
     (ii) other than with respect to the election, resignation or replacement of the Preferred Directors, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company (excluding Preferred Directors) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; and (iii) (A) the Company consolidates with or merges into another entity (the "Merger Entity") or conveys, transfers or leases all or substantially all of its respective assets (including, but not limited to, real property investments) to any individual or entity (the "Acquiring Entity", and, together with the Merger Entity, the "Successor Entity"), or (B) any corporation consolidates with or merges into the Company, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting capital stock of the Company is reclassified or changed into or exchanged for cash, securities or other property (unless the holders of the voting capital stock of the Company immediately prior to such transaction hold immediately after such transaction more than 50% of the outstanding voting capital stock of the Successor Entity.

          "Put Event" means each occurrence of any of (i) the Company fails to qualify as a real estate investment trust as described in Section 856 of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by any holder of shares of Class B Preferred Stock; (ii) the Company becomes a "Pension-held REIT" as defined in Section 856(h)(3)(D) of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by the holders of shares of Class B Preferred Stock; or (iii) the Company ceases to be engaged primarily in the business of owning and managing multi-family properties and/or industrial properties directly, or through subsidiaries, as carried on as of the date hereof and described in the Company's Annual Report on Form 10-K, as amended, as filed with the Securities and Exchange Commission for the year ended December 31, 1996.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges for the Company and for the predecessor to the Company prior to February 18, 1994.

                                                                                       THREE
                                                                                      MONTHS
                                                   YEAR ENDED DECEMBER 31,             ENDED
                                           ---------------------------------------   MARCH 31,
                                            1996     1995    1994    1993    1992      1997
                                           ------   ------   -----   -----   -----   ---------
    Historical Ratios of Earnings to
      Fixed Charges......................    --      1.12x   1.26x    .74x    .58x     1.73x

     Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges by approximately $.2 million as a result primarily of the non-cash charge of $3.6 million relating to the Company's exchange of debentures for Common Stock. The ratio of earnings to fixed charges excluding $3.6 million non-cash items is 1.18 to 1.

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net earnings before income taxes, extraordinary items, minority/predecessor interest income and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs and preferred stock dividends, where applicable.

     Prior to completion of the Company's initial public offering in February 1994, the predecessor of the Company operated in a highly leveraged manner. As a result, although the Company and the predecessor have historically generated positive net cash flow, the financial statements of the predecessor show net losses for the periods prior to February 1994. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicate that earnings were inadequate to cover fixed charges by approximately $1.6 million, $2.3 million and $1.9 million for the years ended December 31, 1993, 1992 and 1991, respectively.

RESTRICTIONS ON TRANSFER

     Except as described below under "Related Agreements -- Limited Waiver of Ownership Limit," the Class B Preferred Stock is subject to the restrictions on ownership and transfer set forth in the Company's Charter and described in the section captioned "Restrictions on Transfer of Capital Stock" in the accompanying Prospectus.

                               RELATED AGREEMENTS

     Operating Agreement/Registration Rights. Pursuant to an Operating Agreement to be entered into by and between the Company and the Purchaser in connection with the initial closing of the purchase of securities hereunder (the "Operating Agreement"), the Company will grant the Purchaser certain registration rights, including a single demand registration exercisable not earlier than the first anniversary of the date thereof, a single shelf registration exercisable not earlier than April 1, 1998, and certain piggyback registration rights. The single demand registration right may be exercised by any holder or holders of 30% or more of the Registrable Securities (as defined below). The Company shall file the single shelf registration statement upon the election of the Majority Holders (as defined below). Generally, the right of the holders of Class B Preferred Stock to demand registration, either pursuant to the single demand registration or the single shelf registration, shall expire, unless earlier expired, when such holders may sell the Registrable Securities under Rule 144 promulgated under the Securities Act without regard to the volume limitations therein.

     The following terms, as used herein, have the following meanings:

          "Majority Holders" means (a) the Purchaser, so long as (i) the Purchaser holds at least 25% of the outstanding Registrable Securities and
     (ii) no underwritten demand registration or piggyback registration has been consummated by the Company pursuant to the Operating Agreement, or (b) otherwise, the holder or holders at the relevant time (excluding the Company or any of its subsidiaries) of more than 50% of the Class B Preferred Stock or Registrable Securities then outstanding. For purposes of calculating such percentage, shares of Common Stock constituting Registrable Securities shall be deemed to equal the number of shares of converted shares of Class B Preferred Stock in respect of which such shares of Common Stock were issued.

          "Registrable Securities" means (i) all shares of Class B Preferred Stock and all shares of Common Stock that have been issued, or are issuable on conversion, in respect of the Class B Preferred Stock pursuant to the provisions of Section 7 of the Class B Amendment, (ii) any other securities that are received by the Holders pursuant to the provisions of Section 7 of the Class B Amendment, (iii) any other capital stock of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and (iv) any other securities into which or for which any of the securities described in clauses (i) through (iii) above may be or have been converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise, until such time as (a) they have been effectively registered under the Securities Act of 1933, as amended (the "Securities Act") for resale and sold thereunder, (b) they are distributed to the public pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act, (c) they shall have been otherwise transferred, new certificates therefor not bearing a legend restricting further transfer shall have been issued by the Company and subsequent disposition thereof shall not require registration under the Securities Act, or (d) they shall have ceased to be outstanding.

     Limited Waiver of Ownership Limit. The Charter of the Company provides certain restrictions on the ownership of the Company's capital stock (the "Ownership Restrictions") intended to preserve the Company's status as a REIT. In order to enable the Purchaser to own the Class B Preferred Stock (and Common Stock into which the Class B Preferred Stock is converted), the Company granted a limited waiver of the Ownership Restrictions to the Purchaser and its majority member. The waiver generally covers the Class B Preferred Stock, any Common Stock into which the Class B Preferred Stock is converted, and an additional de minimis amount of Common Stock. The waiver contains additional terms designed to preserve the Company's status as a REIT, including provisions that cause the waiver to become void ab initio or to expire upon the occurrence of certain events. The waiver enables the Purchaser to transfer shares covered thereby to another person in a transaction that otherwise would violate the Ownership Restrictions, subject to conditions that include the Company's right of first refusal to acquire the shares in excess of the shares that the transferee could acquire without violating the Ownership Restrictions. The Company and the Purchaser also agreed to certain indemnification provisions relating to the effect of the Purchaser's ownership of the Company's capital stock on the REIT status of the Company.

                              PLAN OF DISTRIBUTION

     General. The Class B Preferred Stock will be issued and sold to Five Arrows Realty Securities L.L.C. (the "Purchaser"), pursuant to that certain Investment Agreement, dated as of May 27, 1997 (the "Investment Agreement"), at a purchase price of $21.25 per share.

     Closings. Pursuant to the terms of the Investment Agreement, the Company and the Purchaser have agreed to sell and purchase, respectively, the Class B Preferred Stock as follows. The Company is entitled to designate up to three closings, the first two of which shall provide for the sale of at least 243,903 shares of Class B Preferred Stock each and the last of which shall provide for the remaining shares of Class B Preferred Stock. Each closing shall occur on such date as the Company notifies the Purchaser on not less than 10 business days' notice, provided that if the sale of all the Class B

Preferred Stock provided for in the Investment Agreement shall not have occurred before December 31, 1997, the closing for such shares of Class B Preferred Stock as shall not previously been sold shall occur on such date.

     Transaction Fee. The Company agrees to pay to Rothschild Realty, Inc. ("Rothschild") at each Closing a transaction fee of $0.75 per share of Class B Preferred Stock issued at such closing (the "Transaction Fee"). The Transaction Fee payable at each Closing pursuant to the Investment Agreement shall be paid by wire transfer of funds immediately available to such account(s) as Rothschild shall designate in a written notice delivered to the Company not less than two Business Days prior to such Closing Date, provided, however, that the Purchaser, on behalf of the Company, may directly pay the Transaction Fee out of the purchase price payable hereunder at each Closing.

     Lock-Up. Pursuant to the Investment Agreement, the Purchaser agreed that until June 30, 1998, it shall not sell, transfer, convey, assign, pledge or hypothecate any of the shares of Class B Preferred Stock or Class A Preferred Stock or any shares of Common Stock obtained upon conversion of any shares of Class B Preferred Stock or Class A Preferred Stock.

     Standstill. Pursuant to the Investment Agreement, the Purchaser agreed that until January 1, 1999, it and its affiliates will not (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities, direct or indirect rights or options to acquire any voting securities, direct or indirect rights or options to acquire any voting securities, or securities or instruments convertible into voting securities, of the Company, (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) securities of the Company, or seek to advise or influence any person or entity with respect to any voting of any securities of the Company, (c) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company, (d) make any public announcement with respect to or make or submit a proposal or offer (with or without conditions) for the securities or assets of the Company or any extraordinary transaction involving the Company or any of its Subsidiaries, (e) submit or effect any filing or application, or seek to obtain any permit, consent or agreement, approval or other action, required by or from any regulatory agency with respect to an acquisition of the Company or any of its securities or assets, (f) otherwise act alone or in concert with others to seek to control the management, board of directors or policies of the Company; or (g) propose any of the foregoing unless and until such proposal is specifically invited by the Company.

                                 LEGAL MATTERS

     Certain legal matters related to the shares of Class B Preferred Stock offered by the Company will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Gibson, Dunn & Crutcher LLP will rely upon the opinion of Piper & Marbury LLP, Baltimore, Maryland, as to certain matters of Maryland law.

PROSPECTUS

[PAC GULF LOGO]                   $250,000,000
                          PACIFIC GULF PROPERTIES INC.
                 COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES
                                      AND
                   WARRANTS TO PURCHASE THE ABOVE SECURITIES

                            ------------------------

     Pacific Gulf Properties Inc. (the "Company") may offer and issue from time to time (i) its debt securities (the "Debt Securities"), (ii) shares of its common stock, par value $.01 per share (the "Common Stock"), (iii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), and (iv) warrants to purchase Debt Securities, Common Stock or Preferred Stock (the "Warrants"). The Debt Securities, Common Stock, Preferred Stock and Warrants are herein collectively referred to as the "Securities," with an aggregate public offering price not to exceed $250,000,000. The Securities may be offered in one or more separate classes or series, in amounts and at prices and terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). Any Securities may be offered with other Securities or separately. Debt Securities or Preferred Stock may be convertible into shares of Common Stock.

     Certain terms of any Debt Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, without limitation, the specific designation (including whether such Debt Securities are senior or subordinated and whether such Debt Securities are convertible), aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable) and time of payment of interest (if any), terms (if any) for the subordination, redemption or conversion thereof, listing (if any) on a securities exchange and any other specific terms of the Debt Securities. Certain terms of any Preferred Stock in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, without limitation, the designation, number of shares, liquidation preference, purchase price, dividend, voting, redemption and conversion provisions and any listing on a securities exchange. Certain terms of any Warrants in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, including the specific designation, number, duration, purchase price and terms thereof, any listing of the Warrants or the underlying securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be exercised. In addition, terms of the Securities may include limitations on direct and beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. The specific number of shares of Common Stock and issuance price per share will be set forth in the applicable Prospectus Supplement.

     The Company may sell all or a portion of any offering of its securities directly, through agents designated from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

     SEE "RISK FACTORS" BEGINNING AT PAGE 5 OF THIS PROSPECTUS FOR CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is April 11, 1997

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to the Registration Statement. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement, the exhibits to the Registration Statement, and the documents incorporated by reference into the Registration Statement, which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. These reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available though the Commission's web site (http://www.sec.gov). The Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE"). The reports, proxy and information statements and other information can also be inspected at the offices of NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents heretofore filed by the Company under the Exchange Act with the Commission.

          (a) The Company's Annual Report on Form 10-K, for its fiscal year ended December 31, 1996;

          (b) The Company's Current Report on Form 8-K, dated February 18, 1997; and

          (c) The description of the Company's Common Stock and 8.375% Convertible Subordinated Debentures due 2001 contained in its Registration Statement on Form 8-A/A filed with the Commission, on January 25, 1994 (file no. 1-12546) and on Form 8-A filed with the Commission on October 29, 1996 (file no. 1-12708).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus, and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement, this Prospectus, and any applicable Prospectus Supplement to the extent that a statement contained in the Registration Statement, this Prospectus, any applicable Prospectus Statement or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Written or oral requests should be directed to Stockholder Relations, Pacific Gulf Properties Inc., 363 San Miguel Drive, Newport Beach, California 92660; telephone (714) 721-2700.

                                  THE COMPANY

     Pacific Gulf Properties Inc., a self-administered and self-managed equity REIT, owns, operates, leases, acquires and rehabilitates industrial and multifamily properties. In addition, the Company has recently begun to develop properties, including redevelopment of an industrial property consisting of approximately 327,000 square feet and development of an active senior residential property consisting of approximately 166 units. The Company's properties are located in California and the Pacific Northwest, with the largest concentration in Southern California. The Company focuses on this geographic region due to management's extensive experience in these markets, and management's belief that these markets present potential for long-term economic growth. At February 28, 1997, the Company owned a portfolio of 24 industrial properties, containing approximately 5.7 million leasable square feet (the "Industrial Properties"), and 22 multifamily properties, containing 4,110 apartment units (the "Multifamily Properties," and together with the Industrial Properties, the "Properties.") As of February 28, 1997, the Company's Industrial Properties and Multifamily Properties experienced occupancy rates of 97% and 93%, respectively.

     Management believes that focusing on two property types allows the Company greater investment opportunities and flexibility than would be available by investing only in one property type. Apartments have shorter leases than industrial properties and, hence, apartment rental income reacts more quickly to changes in economic conditions. Lease income on industrial properties reacts more slowly to changes in the real estate economy due to longer term leases on such properties. The values of these two property types and the opportunities they present for growth are affected by the timing of such rental adjustments. This distinction, along with other market factors that impact the demand for multifamily and industrial properties differently, provides the Company with greater options in implementing its investment, disposition and property management strategies.

     The Company seeks to maximize cash flow per share by improving net operating income (rental property income less rental property expenses) of existing properties, by acquiring or developing additional properties and by reducing its cost of capital. Management closely monitors rental operations and administrative expenses, utilizes new technologies, periodically conducts contract reviews, and seeks opportunities to maximize economies of scale in order to control costs, reduce tenant turnover and assure that the Company is competitive in all aspects of its operations. The Company also seeks to increase stockholder value through the acquisition of properties that provide attractive initial returns and opportunities to increase net operating income. Additionally, the Company seeks well-located properties in strong markets where values have suffered due to poor management or maintenance and that can be acquired at less than replacement cost.

     The Company's Common Stock is listed on the NYSE under the symbol "PAG." The Company was incorporated in Maryland in August 1993. The Company's executive offices are located at 363 San Miguel Drive, Newport Beach, California, 92660; and its telephone number is (714) 721-2700. Unless the context otherwise requires, as used herein the term "Company" includes Pacific Gulf Properties Inc. and its consolidated subsidiaries, including without limitation its operating partnership, PGP Inland Communities, L.P.

                                USE OF PROCEEDS

     Unless otherwise described in any Prospectus Supplement that accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include acquiring additional properties or interests in entities owning properties as suitable opportunities arise, making improvements to properties, repaying certain then-outstanding secured or unsecured indebtedness and for working capital. Pending such uses, the Company may invest such net proceeds in short-term, income-producing investments such as investment grade commercial paper, government securities or money market funds that invest in government securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for the Company and for the predecessor to the Company prior to February 18, 1994.

                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                          1996     1995     1994     1993     1992
                                                          ----     ----     ----     ----     ----
Ratio of Earnings to Fixed Charges......................   --      1.12x    1.26x     --       --

     Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges by approximately $.2 million as a result primarily of the non-cash charge of $3.6 million relating to the Company's exchange of debentures for common stock. The ratio of earnings to fixed charges excluding this $3.6 million non-cash items is 1.18 to 1.

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income excluding non-recurring and extraordinary items, the effects of discontinued operations, the cumulative effect of accounting changes and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs.

     Prior to completion of the Company's initial public offering in February 1994, the predecessor of the Company operated in a highly leveraged manner. As a result, although the Company and the predecessor have historically generated positive net cash flow, the financial statements of the predecessor show net losses for the periods prior to February 1994. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicate that earnings were inadequate to cover fixed charges by approximately $1.6 million and $2.3 million for the years ended December 31, 1993 and 1992, respectively.

                                  RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Securities. This Prospectus and the accompanying Prospectus Supplement include certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), the use of proceeds of the offering of the Securities, expansion and other development trends of the real estate industry, business strategies, expansion and growth of the Company's operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed below, general economic and business conditions, the business opportunities that may be presented to and pursued by the Company, and changes in laws or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements.

DEBT FINANCING; RISK OF RISING INTEREST RATES

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, that the Company will not be able to refinance existing indebtedness, or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. As of December 31, 1996, the Company had outstanding approximately $13.7 million of unsecured indebtedness and $183.7 million of indebtedness secured by certain of its Properties.

     If prevailing interest rates or other factors at the time of a refinancing result in higher interest rates on refinancing, the Company's interest expense would increase, which would adversely affect the Company's cash provided by operating activities and its ability to maintain or improve its Properties or to make distributions or payments to holders of its securities. In addition, in the event the Company were unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the Company's cash flow or operating results. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.

     As of December 31, 1996, certain of the Properties were subject to variable rate mortgage indebtedness. At that date, the weighted average interest rate on such outstanding indebtedness was 7.4%. An increase in interest rates will have an adverse effect on the Company's net income and results of operations.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES

     The Company intends to actively continue to acquire Industrial and Multifamily Properties. Acquisitions of such properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general real estate investment risks associated with any new real estate investment.

     The Company has also recently begun to pursue Industrial and Multifamily residential property development projects. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. Such development activities entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project not economical; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may result in a development project causing a reduction in cash flow or operating results or the funds available for distribution.

GENERAL REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. The performance of the economy in each of the areas in which the Properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the Properties.

     Increases in income, service or other taxes generally are not passed through to tenants under leases and may adversely affect the Company's cash flow or operating results and its ability to make distributions to stockholders. Similarly, compliance with current federal, state or local laws, or changes in such laws, including (i) laws increasing the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions, (ii) rent control or rent stabilization laws or other laws regulating housing or (iii) laws (such as the Americans with Disabilities Act) requiring modifications to existing buildings to improve access to such buildings by disabled persons, may result in significant unanticipated expenditures, which would adversely affect the Company's cash flow or operating results and its ability to make distributions to stockholders.

LACK OF GEOGRAPHIC DIVERSIFICATION

     The Properties are located in California and the Pacific Northwest, with the largest concentration in Southern California. Income from the Properties may be adversely affected by the general economic climate, local economic conditions in which the Properties are located, such as an oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide the adequate maintenance and insurance and increased operating expenses. There is also the risk that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., ADA and tax laws), interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

AFFORDABLE HOUSING LAWS

     Certain of the Company's Multifamily Properties are, and will be in the future, subject to federal, state and local statutes or other restrictions requiring that a percentage of apartment homes be made available to residents whose incomes do not exceed a certain percentage of the local median. These laws and regulations, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available to those persons satisfying such requirements, could adversely affect the Company's profitability and its ability to develop certain communities in the future.

     A certain amount of the Properties are financed by tax-exempt financing. The tax-exempt financing subjects these Properties to certain deed restrictions and restrictive covenants. In addition, the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations promulgated thereunder impose various restrictions, conditions and requirements relating to the exclusion from gross income for Federal income tax purposes of interest on qualified bond obligations, including requirements that at least 20% of apartment units be occupied by residents with gross incomes that do not exceed 50% of the median income for the applicable family size as determined by the Housing and Urban Development Department of the Federal government. In addition to Federal requirements, certain state and local authorities may impose additional rental restrictions. The bond compliance requirements and the requirements of any future tax-exempt bond financing utilized by the Company may have the effect of limiting the Company's income from the tax-exempt median income test. If the required number of apartment homes are not reserved form residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, the obligations of the Company under the bond documents may be accelerated and other contractual remedies against the Company may be available.

COMPETITION

     Numerous industrial and residential properties compete with the Properties in attracting tenants to lease space. Some of these competing properties are newer, better located or better capitalized than the Properties. The number of competitive properties in a particular area could have a material effect on the Company's ability to lease space in its Properties or at newly developed or acquired properties and on the rents charged.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs or removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.

     Certain environmental laws impose liability for any release of asbestos-containing materials ("ACMs") into the air. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to ACMs released from such properties. Limited quantities of ACMs are present in various building materials such as floor coverings, ceiling texture material, acoustical tiles and decorative treatments located at certain Properties. The ACMs present at such Properties are generally in good condition, and possess low probabilities for unintentional disturbance. The Company has implemented operations and maintenance plans for Properties where ACMs are present or reasonably suspected. It is the Company's general policy that ACMs will be removed by the Company in the ordinary course of renovation and construction.

     Moreover, there may be potential liability associated with lead-based paint arising from lawsuits alleging personal injury and related claims. Typically, the existence of lead paint is more of a concern in residential units than in commercial properties. Although a structure built prior to 1978 may contain lead-based paint and may present a potential for exposure to lead, structures built after 1978 are not likely to contain lead-based paint. Although the Company's existing Multifamily Properties have not been tested for lead-based paint, the majority were constructed after 1978, and therefore are not likely to contain lead-based paint.

     The Company also recognizes that the Properties' values may be affected by the proximity of the Properties to electric transmission lines. Electric transmission lines are one of many sources of electro-magnetic fields ("EMFs") to which people may be exposed. Research completed regarding potential health concerns associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, and other states have required transmission facilities to measure for levels of EMFs. The Company understands that, on occasion, lawsuits have been filed (primarily against electric utilities) that allege personal injuries from exposure to transmission lines and EMFs, as well as from fear of adverse health effects due to such exposure. This fear of adverse health effects from transmission lines has been considered both when property values have been determined to obtain financing, and in condemnation proceedings. The Company has not searched for electric transmission lines near the Properties, but the Company is aware of the potential exposure to damage claims by persons exposed to EMFs.

     Each of the Properties has been subjected to a Phase I or similar environmental assessment. These assessments, completed by licensed and qualified independent environmental consulting companies, usually are completed without radon testing, and involve general inspections without soil sampling or groundwater analysis. Some of the Properties have been subject to a limited subsurface investigation. While these environmental assessments have not revealed any environmental liability, no assurances can be given that such assessments would reveal all such liabilities. Similarly, while the Company's management is not aware of any environmental liability that it believes would have a material adverse effect on the Company's business, assets or results of operations, no assurances can be given that either a material environmental condition does not otherwise exist as to any one or more of the Properties, or that a prior owner of any of the Properties did not create any such condition not known to the Company.

GENERAL UNINSURED LOSSES

     The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance for each of its Properties, with policy specifications, limits and deductibles customarily carried for similar properties. However, certain types of extraordinary losses exist which are either uninsurable or not economically insurable. Further, all of the Properties are located in areas subject to earthquake activity. Although the Company has obtained certain limited earthquake insurance policies, should one or more of the Properties sustain damage as a result of an earthquake, the Company may sustain losses due to insurance deductibles and co-payments on insured or uninsured losses.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     Tax Liabilities Upon Failure to Qualify as a REIT. The Company made the election to be treated for Federal income tax purposes as a REIT under the Code. No assurance can be given that the Company will operate in a manner enabling it to remain so qualified. Qualification as a REIT involves the application of numerous highly technical and complex Code provisions which have only a limited number of judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control may impact its ability to qualify as a REIT. See "Federal Income Tax Considerations." In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to REIT qualification or the Federal income tax consequences of such qualification.

     If in any taxable year the Company does not qualify as a REIT, it would be taxed as a regular corporation and distributions to its stockholders would not be deductible by the Company in computing its taxable income. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from REIT treatment for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the funds available for investment, distribution or payment to holders of Securities because of the additional tax liability of the Company for the year or years involved. In addition, the Company would no longer be required by the Code to make any distributions.

     To qualify as a REIT, the Company is required to distribute at least 95% of its taxable income to its stockholders each year. Possible timing differences between receipt of income and payment of expenses, and the inclusion and deduction of such amounts in determining taxable income, could require the Company to borrow funds or dispose of assets in order to pay dividends, or to reduce its dividends below the level necessary to maintain its qualification as a REIT, which would have material adverse tax consequences.

     Qualification of Certain Entities as Partnerships for Federal Income Tax Purposes; Impact on REIT Status. PGP Inland Communities, L.P., the Company's subsidiary operating partnership, and Pacific Inland Communities, LLC, the entity used to effect certain tax-exempt financing of the Company (collectively, the "Partnerships"), are intended to be treated as partnerships for Federal income tax purposes. If the Internal Revenue Service, (the "IRS") were to successfully challenge the status of either or both of the Partnerships as partnerships for Federal income tax purposes, then either or both of the Partnerships would be treated as an association taxable as a corporation. In such event, for Federal income tax purposes the character of the Company's assets and income pertaining to its interest in the Partnerships would change, and could cause the Company to fail to meet the requirements for taxation as a REIT for Federal income tax purposes and therefore to be taxed as a regular corporation. The imposition of a corporate tax on the Company and on one or both of the Partnerships would significantly reduce the funds available for investment, distribution or payment to holders of the Securities.

     Other REIT Taxes. Certain transactions or other events could lead to the Company being taxed at rates ranging from 4% to 100% on certain income or gains. See "Federal Income Tax Considerations."

DEPENDENCE ON KEY PERSONNEL

     The Company's management has substantial experience in acquiring, managing and financing industrial and multifamily properties. The Company believes that its success will depend in significant part upon the efforts of such persons and that it may be difficult to replace such persons with individuals having comparable experience.

ISSUANCE OF SHARES MAY ADVERSELY AFFECT MARKET PRICE OF COMMON STOCK AND DILUTE PER SHARE AMOUNTS AVAILABLE FOR DISTRIBUTION.

     Future issuances of substantial amounts of Common Stock upon conversion of the Company's 8.375% Convertible Subordinated Debentures (the "Debentures") could adversely affect the market price for the Common Stock and dilute per share amounts available for distribution to stockholders. An aggregate of $56,551,000 in principal amount of Debentures, convertible into an aggregate of 3,036,710 additional shares of Common Stock, was issued by the Company in February 1994. In December 1996, the Company consummated an exchange offer pursuant to which it issued an aggregate of 2,440,002 shares of Common Stock in exchange for $42,069,000 in principal amount of Debentures (at a rate of 58 shares of Common Stock for each $1,000 principal amount of Debentures). Accordingly, an aggregate of $14,437,000 in principal amount of Debentures is currently outstanding. The Debentures are convertible at any time at the election of the holders at a rate of 53.6986 shares of Common Stock per $1,000 principal amount of Debentures, resulting in 268,852 issuable shares.

                          DESCRIPTION OF CAPITAL STOCK

     The summary of the terms of the Company's Capital stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company.

GENERAL

     The Articles of Incorporation of the Company provide that the Company may issue up to 60,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), 30,000,000 shares of excess stock, par value $.01 per share (the "Excess Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 3, 1997, 12,058,273 shares of Common Stock were issued and outstanding. On December 31, 1996, the Company entered into an agreement to issue 1,351,351 shares of Class A Senior Cumulative Convertible Preferred Stock to an institutional investor on or before December 31, 1997. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

     Any shares of Common Stock offered hereby by the Company will be issued and delivered upon receipt of payment. Subject to the preferential rights of any other shares or series of capital stock holders of Common Stock will be entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor, and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Company commenced quarterly distributions on its Common Stock on April 15, 1994, and intends to continue making quarterly distributions on the outstanding shares of Common Stock.

     Subject to the matters discussed under "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws -- Control Share Acquisitions," each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding Common Stock can elect all of the directors then standing for election and the holders of the remaining Common Stock will not be able to elect any directors.

     Holders of Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company.

     All shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the Maryland General Corporation Law (the "MGCL"), a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, transfer all or substantially all of its assets, engage in a share exchange or engage in certain similar fundamental transactions unless recommended by the Board of Directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation require the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast on such matters. In addition, a number of other provisions of the MGCL could have a significant effect on the Common Stock and the rights and obligations of holders thereof. See "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws."

     The transfer agent and registrar for the Common Stock is Harris Trust Company of California.

     Purchasers of Common Stock will be subject to the restrictions on ownership and transfer of the capital stock of the Company described below under the heading "Ownership and Transfer Restrictions and Redemption Provisions." Such provisions could affect a purchaser's ability to vote, to receive dividend and other distributions, to convert or to otherwise obtain the benefit of Securities.

CLASS A SENIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

     On December 31, 1996, the Company entered into an agreement to issue 1,351,351 shares of Class A Senior Cumulative Convertible Preferred Stock (the "Class A Preferred Shares") to Five Arrows Realty Securities L.L.C. ("Five Arrows") at a price of $18.50 per share. The Company is obligated to issue the Class A Preferred Shares over the course of 1997 in a maximum of three separate issuances, the timing of which may be specified by the Company, provided that the Company will be charged with certain availability fees if all of the Class A Preferred Shares are not issued before July 1, 1997. On April 3, 1997, the Company consummated the first of these closings and sold to Five Arrows 270,270 Class A Preferred Shares pursuant to such agreement for an aggregate purchase price of $5 million. Management believes the issuance of Class A Preferred Shares will provide the Company with ready access to additional capital in order to complete additional acquisitions or to provide additional working capital.

     The holders of the Class A Preferred Shares and the holders of the Common Stock vote together as a single class. Each Class A Preferred Share is convertible into one share of Common Stock, subject to adjustment upon certain events. The annual dividend per share on the Class A Preferred Shares is (i) $1.70 from the date of issuance until December 31, 1997, and (ii) the greater of $1.70 or 104% of the then-current dividend on the Common Stock thereafter. The liquidation preference of the Class A Preferred Shares is $18.50 per share, plus an amount equal to any accumulated, accrued and unpaid dividends. The Company may redeem the Class A Preferred Shares beginning on December 31, 2001 for cash in an amount equal to $18.50 per Class A Preferred Share plus accrued and unpaid dividends and plus a premium initially equal to 6.0% of $18.50. This premium decreases to zero after December 31, 2009.

     The Company has granted to Five Arrows, for as long as Five Arrows maintains its ownership of either all of the Class A Preferred Shares or an amount of voting securities that, if converted into Common Stock, would exceed 10% of the outstanding Common Stock, a seat on the Company's Board of Directors. In addition, upon the occurrence of the failure of the Company to pay a quarterly dividend on the Common Stock in an amount of at least $.40 per share, the failure of the Company to meet certain earnings before interest, depreciation and amortization budgets for three consecutive quarters or the failure of the Company to pay accrued dividends on the Class A Preferred Shares, Five Arrows would be granted one additional seat on the Board.

     Five Arrows is prohibited from transferring any Class A Preferred Shares, or any shares of Common Stock into which such Class A Preferred Shares have been converted, until December 31, 1997. At that time, Five Arrows will have the right, subject to certain conditions, to demand the Company effect the registration under the Securities Act of 1933, as amended, of the Class A Preferred Shares or the shares of Common Stock into which such Class A Preferred Shares have been converted.

OWNERSHIP AND TRANSFER RESTRICTIONS AND REDEMPTION PROVISIONS

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its issued and outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of issued and outstanding capital stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). Because it is essential for the Company to qualify as a REIT, the Articles of Incorporation include certain provisions restricting the acquisition of the Company's capital stock, including Common Stock and Preferred Stock (the "Ownership Limit Provision").

     The Ownership Limit Provision provides that, subject to certain exceptions, no stockholder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than the "Ownership Limit," which is equal to 9.8% in value or in number, whichever is more restrictive, of the issued and outstanding capital stock of the Company. The constructive ownership rules are complex and may cause capital stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number of shares of the capital stock (or the acquisition of an interest in an entity which owns Common Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 9.8% in value or in number of the issued and outstanding capital stock of the Company, and thus subject such capital stock to the Ownership Limit. In addition, for these purposes, Common Stock that may be acquired upon conversion of Securities owned or deemed owned by an investor, but not other Common Stock, is deemed to be owned by the investor and outstanding prior to conversion, for purposes of determining the percentage of ownership of capital stock owned by that investor.

     The Board of Directors may waive the Ownership Limit with respect to a particular stockholder if such person is not an individual for purposes of applying the "five or fewer" rule described above, the Board of Directors obtains such representations and undertakings as are reasonably necessary to ascertain that no individual's actual or deemed ownership of capital stock will violate the Ownership Provision, and such person agrees that, if the IRS Ruling Satisfactory to the Corporation has been obtained, a violation of such representations and undertakings will result in such capital stock being exchanged for Excess Stock. As a condition of such waiver, the Board of Directors may require a ruling from the IRS or an opinion of counsel satisfactory to it in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. The ability of the Board of Directors to waive the Ownership Limit Provision does not apply to a waiver that would result in capital stock being beneficially owned by fewer that 100 persons or that would result in a violation of the "five or fewer" rule discussed above. In connection with its acquisition of the Class A Preferred Shares, Five Arrows has been given a limited waiver of the Ownership Provision.

     The Articles of Incorporation provide that a transfer or other event that results in a person owning capital stock in excess of the Ownership Limit is null and void ab initio as to the intended transferee or purported owner, and the intended transferee or purported owner acquires or retains no rights or economic interest in those shares of capital stock. However, if the Company obtains a ruling by the United States Internal Revenue Service ( the "IRS"), that provides in form and substance satisfactory to the Board of Directors of the Company that the issuance by the Company of Excess Stock and the immediate conversion of the Common Stock or Preferred Stock into such Excess Stock will not cause the Company to fail to satisfy the requirements that must be met to qualify for treatment as a REIT (an "IRS Ruling Satisfactory to the Corporation"), capital stock purportedly owned, or deemed to be owned, or transferred to a person in excess of the Ownership Limit, will automatically be exchanged for Excess Stock that will be transferred, by operation of law, to a trust for the exclusive benefit of the transferee or transferees to whom the capital stock may ultimately be transferred (without violating the Ownership Limit). The Excess Stock will possess such terms, limitations and rights as set forth in Articles Supplementary adopted by the Board of Directors and filed of record with the Maryland State Department of Assessments and Taxation and as are necessary or prudent to enable the Company to obtain the IRS Ruling Satisfactory to the Corporation. It is anticipated that the proposed transferee or owner will not be entitled to vote, and will not be entitled to participate in any appreciation of, or any distributions made by the Company in respect of, such Excess Stock. It is also anticipated that any dividend or distribution paid on Excess Stock to a purported transferee or owner prior to discovery by the Company that such shares have become purportedly owned in violation of the Ownership Limit Provision shall be held for the benefit of the beneficiary of the trust in which such shares are held. In addition, the Company would have the right, for a period of 90 days, to purchase all or any portion of the Excess Stock at a price equal to the lesser of the price paid for the shares of capital stock by the intended transferee or owner and the closing market price for the shares of capital stock on the date the Company exercises its option to purchase the capital stock. This 90-day period commences on the date of the violative transfer of ownership if the intended transferee or owner gives notice of the transfer to the Company as required by the Articles of Incorporation, or the date the Board of Directors determines that a violative transfer has occurred with no such notice is provided.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change of the Ownership Limit would require an amendment to the Articles of Incorporation. Amendments to the Articles of Incorporation require recommendation by the Board of Directors and the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast on the matter. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

     All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

     All persons who own a specified percentage (or more) of outstanding capital stock must file an affidavit with the Company containing information regarding their ownership of capital stock, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between one-half of one percent and five percent, depending on the number of record holders of capital stock. In addition, each stockholder shall upon demand by the Company be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or government agency.

     The ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The following description of terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation and the Board of Directors' resolution or resolutions relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

     Subject to limitations prescribed by the MGCL and the Articles of Incorporation, the Board of Directors is authorized to issue shares of Preferred Stock in one or more series, to establish from time to time the number of shares of Preferred Stock to be included in any such series and to fix for any such series the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption. The Company is authorized to issue five million shares of Preferred Stock. On December 31, 1996, the Company entered into an agreement to issue 1,351,351 shares of Class A Senior Cumulative Convertible Preferred Stock to an institutional investor on or before December 31, 1997. On April 3, 1997, the Company issued and sold 270,270 shares of such stock to such institutional investor. See "Description of Capital Stock -- Class A Senior Cumulative Convertible Preferred Stock."

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion right;
(vii) any listing of the Preferred Stock on any securities exchange; (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions not in conflict with the Articles of Incorporation or the MGCL; (ix) a discussion of Federal income tax considerations applicable to the Preferred Stock; (x) the relative ranking and preferences of the Preferred Stock as to dividends and rights upon liquidation; and (xi) any limitations on direct or beneficial ownership and restrictions on transfer. The Preferred Stock will, when issued for lawful consideration therefor, be fully paid and nonassessable and will have no preemptive rights.

     Unless otherwise indicated in a Prospectus Supplement relating thereto, Harris Trust Company of California will be the transfer agent and registrar for shares of each series of Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights upon liquidation, dissolution or winding up of the Company, rank: (i) senior to all classes or series of Common Stock and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The rights of the holders of each series of Preferred Stock will be subordinate to those of the Company's general creditors.

DIVIDENDS

     Holders of each series of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     So long as any series of Preferred Stock shall be outstanding, unless: (i) full dividends (including, if such dividends are cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock of such series and all other classes and series of Preferred Stock (other than "Junior Stock," as defined below); and
(ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any other Preferred Stock of any class or series (other than Junior Stock), the Company may not declare any dividends on any Common Stock or any other equity securities of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other equity securities being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for the purchase, redemption of other retirement of or for a sinking or other analogous fund, for any Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or equity securities of the Company, other than shares of Junior Stock which are neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than shares of Junior Stock.

     Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     A series of Preferred Stock may be redeemable in whole or in part, from time to time, at the option of the Company, or may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption prices set forth in the Prospectus Supplement related to such series. Shares of Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued Preferred Stock of the Company.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of equity securities of the Company, the terms of such series of Preferred Stock may provide that, if no such equity securities shall have been issued or, to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable equity securities of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     So long as any dividends on shares of any series of Preferred Stock or any other series of Preferred Stock of the Company ranking on a parity as to dividends and distribution of assets with such series of Preferred Stock are in arrears, no shares of any such series of Preferred Stock or such other series of Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

     In the event that fewer than all of the outstanding shares of a series of Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of shares of Junior Stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of Preferred Stock, or except as required by applicable law, holders of the Preferred Stock will not be entitled to vote for any purpose.

     So long as any series of Preferred Stock remains outstanding, the consent or the affirmative vote of the holders of at least a majority of the votes entitled to be cast with respect to the then outstanding shares of such series of Preferred Stock together with any "Other Preferred Stock" (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary: (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of equity securities of the Company ranking prior to Preferred Stock of such series as to dividends, voting or upon distribution of assets; and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of Preferred Stock. In case any series of Preferred Stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of Other Preferred Stock which will also be affected, the holders of the Preferred Stock of such series, together with any series of Other Preferred Stock which will be similarly affected, will be entitled to be cast with respect to each such series of Preferred Stock and Other Preferred Stock then outstanding, in lieu of the consent or affirmative vote hereinafter otherwise required.

     With respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of Preferred Stock ranking on a parity with such series of Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve actions that would adversely affect such series of Preferred Stock, including the creation of a class of shares of stock ranking prior to such shares of Preferred Stock as to dividends, voting or distributions of assets.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, the provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and the provisions affecting conversion.

                            DESCRIPTION OF WARRANTS

     The Company may issue warrants to purchase Debt Securities (the "Debt Warrants"), Preferred Stock (the "Preferred Stock Warrants") or Common Stock (the "Common Stock Warrants," collectively with the Debt Warrants and the Preferred Stock Warrants, the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt

Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such security; (6) the date, if any, on and after such Debt Warrants and the related Debt Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (8) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (9) the maximum or minimum number of such Debt Warrants that may be exercised at any time; (10) a discussion of material federal income tax considerations, if any; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

     Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the securities purchasable upon such exercise.

OTHER WARRANTS

     The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants and Common Stock Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the number of such Warrants issued with each share of Preferred Stock or Common Stock: (5) the number of Securities purchasable upon exercise of such Warrants and the price at which such Securities may be purchased upon such exercise; (6) any provisions for adjustment of the number or amount of shares of Preferred Stock or Common Stock receivable upon exercise of such Warrants or the exercise price of such Warrants; (7) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (8) if applicable, a discussion of material federal income tax considerations; (9) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (10) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; and (11) the maximum or minimum number of such Warrants that may be exercised at any time.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Debt Securities or shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

     Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

OWNERSHIP AND TRANSFER RESTRICTIONS

     Purchasers of Warrants will be subject to the restrictions on ownership and transfer of the capital stock of the Company described above under the heading "Description of Capital Stock -- Ownership and Transfer Restrictions and Redemption Provisions." Such provisions could affect a purchaser's ability to vote, to receive dividend and other distributions, to convert or to otherwise obtain the benefit of Securities.

                         DESCRIPTION OF DEBT SECURITIES

     The following sets forth certain general terms and provisions of the Indenture under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued under an Indenture, as amended or supplemented from time to time (the "Indenture"), between the Company and a Trustee chosen by the Company and qualified to act as such under the Trust Indenture Act of 1939 as amended (the "TIA") (together with any other trustee(s) appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee, or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The Company will execute the Indenture if and when the Company issues the Debt Securities. The statements made hereunder relating to the Indenture and the Debt Securities to be issued hereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Company, the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. Under the Indenture, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

TERMS

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

      (1) the title of such Debt Securities;

      (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

      (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

      (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

      (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

      (6) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

      (7) the place or places where (i) the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for conversion or registration of transfer, exchange or conversion and (iii) notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

      (8) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

      (9) the obligation, if any, of the Company to redeem, repay or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities are required to be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     (12) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants or other provisions set forth in the Indenture;

     (13) whether such Debt Securities will be issued in certificated or book-entry from;

     (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

     (15) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture;

     (16) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

     (17) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or Preferred Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate, the conversion period and, in connection with the preservation of the Company's status as a REIT, limitations on the ownership of the Common Stock or Preferred Stock into which such Debt Securities are convertible;

     (18) the terms and conditions, if any, upon which such Debt Securities may be subordinated to other indebtedness of the Company;

     (19) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

     (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, restrictions on ownership and transfers of the Common Stock and Preferred Stock, designed to preserve the Company's status as a REIT, may prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 307 and 1002).

     All amounts paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to the Company, and the holder of the Debt Security thereafter may look only to the Company for payment thereof.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Sections 101 and 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of a like aggregate principal amount and tenor, of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business of the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except that portion, if any, of such Debt Security which is not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Company may consolidate with, or sell, lease or convey all or substantially of its assets to, or merge with or into, any other trust or corporation, provided (a) either the Company shall be the continuing entity, or the successor (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets and is a corporation organized under the laws of any domestic jurisdiction and shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Existence. Except as permitted under "Merger, Consolidation or Sale," the Indenture will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (declaration and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1004).

     Maintenance of Properties. The Indenture will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business. (Section 1007).

     Insurance. The Indenture will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss of damage with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, in specified amounts and with insurers having a specified rating from a recognized insurance rating service. (Section 1008).

     Payment of Taxes and Other Claims. The Indenture will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability is being contested in good faith. (Section 1009).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1005).

     Additional Covenants. Reference is made to the applicable Prospectus Supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any interest on any Debt Security of such series; (b) default in the payment of any principal of (or premium, if any on) any Debt Security of such series when due; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty of the Company contained in the Indenture with respect to any Debt Security of such series, continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of indebtedness of the Company outstanding in an aggregate principal amount in excess of $10,000,000 or any mortgage, indenture, note, bond, capitalized lease or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having continued after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or the property of either; (g) the acquisition by any Person (including any affiliates of such Person) of 35% or more of the Company's Common Stock, unless the Company's Board of Directors shall have first approved of such acquisition; and (h) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company. (Section 101).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Company shall have paid or deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal or interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due date thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of Debt Securities of any series then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1006).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of provisions of the Indenture applicable to any series may be made only with consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the Stated Maturity thereof; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of a particular series have the right to waive compliance by the Company with certain covenants in the Indenture relating to such series (Section
1011).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are not Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provision and procedures, if applicable, or the conversion of such Debt Securities into Common Stock or Preferred Stock; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 301 of the Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section 101).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise provided in the Prospectus Supplement, the Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     The Indenture provides that, unless otherwise provided in the Prospectus Supplement, if the provisions of Article Fourteen are made applicable to the Debt Securities of any series pursuant to Section 301 of the

Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section
1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 and 1005, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to
Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of any amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. (Section 101). Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that cease to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 and 1005, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (h) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restriction on conversion, including restrictions directed at maintaining the Company's REIT status.

SUBORDINATION

     The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series, Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
               THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The following paragraphs summarize certain provisions of Maryland law and the Company's Articles of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part, as described in "Additional Information," and to Maryland law.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Company's Articles of Incorporation provide that the number of directors of the Company may be established by the Board of Directors, but may not be fewer than three nor more than eleven. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority vote by the stockholders or directors then in office. A director chosen by the stockholders shall hold office for the balance of the term remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. Pursuant to the terms of the Articles of Incorporation, the directors are divided into three classes -- i.e., Class I, Class II, and Class III. Presently, one class will hold office for a term expiring at the annual meeting of stockholders to be held in 1997 (i.e., Class III), another class will hold office for a term expiring at the annual meeting of stockholders to be held in 1998 (i.e., Class I), and another class will hold office for a term expiring at the annual meeting of stockholders to be held in 1999 (i.e., Class II). As the term of each class expires, directors in that class will be elected for a term of three years or until their successors are duly elected and qualify. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Additionally, Five Arrows, the initial holder of Class A Preferred Shares, has the right to elect one director as long as certain levels of ownership are maintained, and has the right to elect another director if certain covenants are not met or if certain dividends are not paid. See "Description of Capital Stock -- Class A Senior Cumulative Convertible Preferred Stock."

     The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a plurality of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS AND VACANCIES

     The Articles of Incorporation provide that a director may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast in the election of directors. The Company's Bylaws provide that stockholders may elect a successor to fill a vacancy on the Board of Directors that results from the removal of a director. In addition, a vacant position occurring in the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority vote of the remaining directors, even if such majority is less than a quorum or by a majority vote of the stockholders. Any vacancy occurring in the Board of Directors by reason of an increase in the number of directors may be filled by a majority vote of the entire Board of Directors or by a majority vote of the stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation limit the liability of the Company's directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceedings. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     The Company's Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) was committed in bad faith or was the result of active and deliberate dishonesty or (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct required for indemnification to be permitted. However, the termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. As permitted by Maryland law, the Articles of Incorporation of the

Company include a provision exempting all future business combinations involving the Company from the operation of the business combination statute.

CONTROL SHARE ACQUISITIONS

     The Company's Bylaws currently contain a provision exempting from the control share acquisition statute described below any and all acquisitions by any person of shares of capital stock of the Company. The current or future directors of the Company may decide to eliminate or amend this provision, although no such change is currently contemplated.

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a meeting of stockholders is held where the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction and such transaction is otherwise effected under the provision of the MGCL; or to acquisitions approved or exempted by the Articles of Incorporation or Bylaws of the Company.

AMENDMENT TO THE ARTICLES OF INCORPORATION

     The Company's Articles of Incorporation, including its provisions on classification of the Board of Directors and removal of directors, may be amended only with the recommendation of the Board of Directors and by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast on the matters.

DISSOLUTION OF THE COMPANY

     The dissolution of the Company must be approved by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast on this matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors, or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws, and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of the meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of meeting, (ii) by the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in the Bylaws.

     The provisions in the Articles of Incorporation on classification of the Board of Directors and removal of directors, the business combination and, if the applicable provision in the Company's Bylaws is rescinded, control share acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities through one or more underwriters or dealers, directly to one or more purchasers, through agents, or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. Sales of Securities pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers, and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase the Securities at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except: (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the Securities less the amount thereof covered by the Contracts.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold by the Company pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock on any exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market of the Securities.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain of the material federal income tax considerations regarding the Company and is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors including insurance companies, tax-exempt organizations or retirement accounts (except to the extent discussed under the heading "-- Taxation of Tax-Exempt Stockholders"), financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States (except to the extent discussed under the heading "-- Taxation of Non-U.S. Stockholders"), and persons who own Securities as part of a conversion transaction, as part of a hedging transaction, or as a position in a straddle for tax purposes, which are subject to special treatment under the federal income, estate and other tax laws.

     EACH PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF ANY POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS AFTER THE DATE HEREOF.

TAXATION OF THE COMPANY

     General. The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1994. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

     The sections of the Code and Treasury Regulations governing REITs are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and rules promulgated thereunder, and administrative and judicial interpretations thereof.

     In the opinion of Gibson, Dunn & Crutcher LLP, special tax counsel to the Company, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements under the Code for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon the accuracy of certain representations made by the Company as to factual matters relating to the Company's organization, operations, income, assets, distributions and stock ownership. The Company's qualification as a REIT depends on the Company having met and continuing to meet -- through actual operating results, distribution levels and diversity of stock ownership -- the various qualification tests imposed under the Code and discussed below, the results of which will not be reviewed by Gibson, Dunn & Crutcher LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year have satisfied or will satisfy such requirements. An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT. Further, the anticipated federal income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "-- Failure to Qualify."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) of income that generally results from an investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income" (as defined below), including undistributed net capital gains. Second, under certain circumstances the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference to the extent that tax exceeds its regular tax. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of default on indebtedness held by the Company) that is held primarily for saleto customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) in which during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     The Company believes that it has issued sufficient shares with sufficient diversity of ownership to allow it to satisfy conditions (v) and (vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above. Such transfer and ownership restrictions are described in the accompanying Prospectus. These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. See "Failure to Qualify."

     To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A REIT with 2,000 or more record stockholders must demand statements from record holders of 5% or more of its shares, one with less than 2,000, but more than 200 record stockholders must demand statements from record holders of 1% or more of the shares, while a REIT with 200 or fewer record stockholders must demand statements from record holders of 0.5% or more of the shares. A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the assets tests, discussed below. Thus, the Company's proportionate share of the assets, liabilities and items of income of PGP Inland Communities, L.P., the Company's subsidiary operating partnership and Pacific Inland Communities, LLC, the entity used to effect certain tax-exempt financing of the Company (collectively, the "Partnerships"), are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. The Company controls the Partnerships and believes it has operated the Partnerships in a manner consistent with the requirements for qualification as a REIT, and intends to continue to operate the Partnerships in such a manner. However, there can be no assurance that the Company has operated or will actually operate the Partnerships in a manner that has enabled or will enable the Company to continue to satisfy the REIT provisions of the Code.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from certain sales of real property held primarily for sale) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from certain sales of real property held primarily for sale) for each taxable year must be derived from items of income that qualify under the 75% test, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, gain from the sale or other disposition of stock or securities held for less than one year, gain from certain sales of real property held primarily for sale and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income for each taxable year.

     Rents received by the Company qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income test if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the Company derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" of the property. The Company monitors its activities to ensure that the foregoing tests are satisfied. There can be no assurances, however, that the Company will not realize rental income that does not qualify as "rents from real property," including as a result of the constructive ownership of an interest in a tenant by Five Arrows. See "Class A Senior Cumulative Convertible Preferred Stock."

     The Company includes its proportionate share (based on its capital interest) of income, gain, loss, deduction and credit from the Partnerships in applying these income tests. In addition, the Company receives fees in exchange for management services rendered to the Partnerships. Although the percentage of those fees exceeding the Company's capital interest in the Partnership paying such fee will not qualify under the 75% or 95% gross income tests, the Company believes that the aggregate amount of such income (together with any other nonqualifying income) in any taxable year has not exceeded and is not expected to exceed the limits on nonqualifying income under the gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if (i) the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches to its return for that year a schedule of the nature and amount of each item of its income and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. However, in the event the Company does not meet these tests, the Company would not be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess nonqualifying income. No comparable relief provisions are available to mitigate the consequences of a failure to satisfy the 30% gross income test.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of Company's total assets may be represented by securities other than those included in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities. In applying these tests, the Company will be deemed to own a proportionate share of any assets owned, directly or indirectly, by the Partnerships based on its capital interest in the Partnerships.

     The Company believes that it has complied and will continue to comply with the asset tests. Substantially all of the Company's investments represent qualifying real estate assets, including the Company's share of the assets of the Partnerships.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. "REIT taxable income" for any year means the taxable income of the Company for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property), subject to certain adjustments provided in the REIT provisions of the Code. In addition, if the Company disposes of any Built-in Gain Asset during such asset's Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The Company intends to make, and to cause the Partnerships to make, timely distributions sufficient to enable the Company to satisfy these annual distribution requirements. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular capital gain and ordinary corporate tax rates.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements described above due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if nondeductible capital expenditures such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange, or to cause the Partnerships to arrange, for short-term or long-term borrowing, to sell assets, or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the above distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, if the Company should fail to distribute each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and capital gains on which tax is imposed for any year is treated as an amount distributed during that year for purposes of this excise tax.

FAILURE TO QUALIFY

     If the Company should fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at rates applicable to regular C corporations. Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT will reduce the cash available for distribution by the Company to investors. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are properly designated by the Company as capital gain dividends will be taxed as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions (not designated as capital gain dividends) in excess of current and accumulated earnings and profits will be treated as tax-free returns of capital to the extent of the stockholder's basis in the shares, and will reduce the adjusted basis of such shares (but not below zero). To the extent distributions in excess of current and accumulated earnings and profits exceed the basis of a stockholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     Upon any sale or other disposition of shares, a domestic stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares for tax purposes. In general, provided the shares were held as a capital asset, any gain or loss realized on a taxable disposition of shares will be treated as long-term capital gain or loss if the shares have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company reports to its domestic stockholders and the IRS the amount of dividends paid with respect to each calendar year, and the amount of tax withheld therefrom, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld under the backup withholding rules will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify to their nonforeign status to the Company. See "-- Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from the Company should not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a "Tax-Exempt Stockholder") provided the Tax-Exempt Stockholder has not held its shares as "debt financed property" within the meaning of Section 514 of the Code and the shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Stockholder. Similarly, income from the sale of stock of the Company should not, subject to certain exceptions described below, constitute UBTI unless the Tax-Exempt Stockholder has held such stock as a dealer (under Section 512(b)(5)(B) of the Code) or as "debt-financed property."

     For Tax-Exempt Stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by the Company may be treated as UBTI to certain trusts if the Company is treated as a "pension held REIT." A trust will be subject to this rule if it (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     The Company will be treated as a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "five or fewer" stockholder requirement (discussed above), as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the Company or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the Company, hold in the aggregate more than 50% (by value) of the interests in the Company. The Company believes that it has not been, and is not, a "pension held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax law and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income and other tax laws with regard to an investment in Securities, including any reporting requirements.

     Distributions. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to withholding of United States federal income tax at a 30% rate on the total amount distributed unless an applicable income tax treaty reduces or eliminates that tax. However, dividends that are "effectively connected" with the conduct of a trade or business by the Non-U.S. Stockholder (or, if an income tax treaty applies, are attributable to a permanent establishment of the Non-U.S. Stockholder) will be subject to tax on a net basis at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such "effectively connected" dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations not currently in effect, however, a Non-U.S. Stockholder who seeks to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. A Non-U.S. Stockholder must file a properly completed and executed IRS Form 4224 (or, under proposed regulations not currently in effect, IRS Form W-8) with the Company's withholding agent certifying that the investment to which the distribution relates is effectively connected with the conduct of a United States trade or business or is attributable to a permanent establishment of such Non-U.S. Stockholder in order to qualify for the exemption from withholding under the effectively connected income or permanent establishment exemptions discussed above.

     If stock of the Company is not a USRPI (as defined below), distributions that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the

Company as capital gains dividends and that are in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such stock. If, however, the stock is treated as a USRPI, then unless otherwise treated as a dividend for withholding purposes as described below, any such distribution in excess of current or accumulated earnings and profits will be subject to 10% withholding. To the extent such distributions in excess of the Company's current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will give rise to gain from the sale or exchange of the stock, the tax treatment of which is described below. Under current Treasury Regulations, for purposes of withholding U.S. income tax, if it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will generally be treated as a dividend subject to withholding. Amounts withheld are generally refundable if it is subsequently determined that such amounts are, in fact, in excess of the Non-U.S. Stockholder's U.S. income tax liability. Under proposed regulations not currently in effect, for purposes of withholding U.S. income tax, the Company may, at its option, make a reasonable estimate of the portion of a distribution that is out of current or accumulated earnings and profits, although any such determination would not affect the Non-U.S. Stockholder's liability for U.S. income tax.

     Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will be treated as income that is effectively connected with a United States trade or business of the Non-U.S. Stockholder. Non-U.S. Stockholders would thus generally be taxed on such distributions at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder that is not entitled to a treaty exemption or rate reduction. The Company is required to withhold 35% of any such distribution, and the withheld amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

     Sale of Stock. Gain recognized by a Non-U.S. Stockholder upon a sale or other disposition of stock of the Company generally will not be subject to United States federal income tax unless (i) the stock constitutes a "United States real property interest" (a "USRPI"), or (ii) the investment in the stock is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Stockholder) or (iii) in the case of a Non-U.S. Stockholder who is a nonresident alien individual, the individual is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his shares under circumstances where the sale is attributable to a U.S. office. Stock of the Company generally will not constitute a USPRI if the Company is a "domestically controlled REIT" or if the holder owned (during specified testing periods) 5% or less of the class of stock sold and the stock sold was part of a class of stock regularly traded on an established securities market. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company currently believes that it is a domestically controlled REIT. However, because the stock will be publicly traded, no assurance can be given that the Company is or will continue to be a domestically-controlled REIT. In the circumstances described above in clauses (i) and (ii), the Non-U.S. Stockholders will generally be subject to the same treatment as domestic stockholders with respect to such gain (subject to a special alternative minimum tax in the case of nonresident alien individuals in the circumstances described above in clause (i) and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax, discussed above). In the circumstances described above in clause (iii), the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. Certain types of Securities owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of death may be includable in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to United States federal estate tax on the property includable in the estate for United States federal estate tax purposes.

     Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-U.S. Stockholder the amount of distributions subject to withholding as described above and the tax withheld with respect to such distributions, regardless of whether withholding is actually required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Stockholder resides under the provisions of an applicable income tax treaty. Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

OTHER TAX CONSEQUENCES

     The Company and its investors may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its investors may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California, and the legality of the Securities will be passed upon for the Company by Piper & Marbury LLP, Baltimore, Maryland.

                                    EXPERTS

     The financial statements for Pacific Gulf Properties Inc. and the Predecessor Multifamily and Industrial Operations included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein and has been so included in reliance upon the report given upon their authority as experts in accounting and auditing.

======================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT, OR DEALER. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE OF SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Prospectus Supplement Summary..........  S-3
Use of Proceeds........................  S-6
Description of Class B Preferred
  Stock................................  S-6
Ratio of Earnings of Fixed Charges..... S-15
Related Agreements..................... S-15
Plan of Distribution................... S-16
Legal Matters.......................... S-17
                 PROSPECTUS
Available Information..................    2
Incorporation of Certain Documents by
  Reference............................    2
The Company............................    3
Use of Proceeds........................    3
Ratio of Earnings to Fixed Charges.....    4
Risk Factors...........................    5
Description of Capital Stock...........    9
Description of Preferred Stock.........   13
Description of Warrants................   16
Description of Debt Securities.........   18
Certain Provisions of Maryland Law and
  of the Company's Articles of
  Incorporation and Bylaws.............   28
Plan of Distribution...................   31
Federal Income Tax Considerations......   32
Legal Matters..........................   40
Experts................................   40

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                                1,411,765 SHARES

                                      LOGO

                                  PACIFIC GULF
                                PROPERTIES INC.

                                    CLASS B
                               SENIOR CUMULATIVE
                          CONVERTIBLE PREFERRED STOCK

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------

                                  May 27, 1997
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